                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                 Amendment No. 3

                           Blue Martini Software, Inc.
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                                (Name of Issuer)

                     Common Stock, $.001 par value per share
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                         (Title of Class of Securities)

                                   095698 50 2
                                   -----------
                                 (CUSIP Number)


                               December 31, 2003
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             (Date of Event Which Required Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [ ]  Rule 13d-1(b)

      [ ]  Rule 13d-1(c)

      [X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

CUSIP No. 095698 50 2


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1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).
     Matrix Partners V, L.P.

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2.   Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)........................................................................

     (b)  ......................................................................
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3.   SEC Use Only...............................................................
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4.   Citizenship or Place of Organization...............................Delaware
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                       5.   Sole Voting Power.........................See Item 5
Number of Shares       ---------------------------------------------------------
Beneficially           6.   Shared Voting Power.......................See Item 5
Owned by Each          ---------------------------------------------------------
Reporting Person       7.   Sole Dispositive Power....................See Item 5
With:                  ---------------------------------------------------------
                       8.   Shared Dispositive Power..................See Item 5
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9.   Aggregate Amount Beneficially Owned by Each Reporting Person.....See Item 5
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10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions).........................................................
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11.  Percent of Class Represented by Amount in Row (9)................See Item 5
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12.  Type of Reporting Person (See Instructions)..............................PN
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.................................................................................

.................................................................................

.................................................................................

.................................................................................

.................................................................................
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                                Page 2 of 9 pages

CUSIP No. 095698 50 2


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1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).
     Matrix V Entrepreneurs Fund, L.P.

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2.   Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)........................................................................

     (b)  ......................................................................
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3.   SEC Use Only...............................................................
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4.   Citizenship or Place of Organization...............................Delaware
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                       5.   Sole Voting Power.........................See Item 5
Number of Shares       ---------------------------------------------------------
Beneficially           6.   Shared Voting Power.......................See Item 5
Owned by Each          ---------------------------------------------------------
Reporting Person       7.   Sole Dispositive Power....................See Item 5
With:                  ---------------------------------------------------------
                       8.   Shared Dispositive Power..................See Item 5
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9.   Aggregate Amount Beneficially Owned by Each Reporting Person.....See Item 5
--------------------------------------------------------------------------------

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions).........................................................
--------------------------------------------------------------------------------

11.  Percent of Class Represented by Amount in Row (9)................See Item 5
--------------------------------------------------------------------------------

12.  Type of Reporting Person (See Instructions)..............................PN
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.................................................................................

.................................................................................

.................................................................................

.................................................................................

.................................................................................
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                                Page 3 of 9 pages

CUSIP No. 095698 50 2


--------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).
     Matrix V Management Co. L.L.C

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)........................................................................

     (b)  ......................................................................
--------------------------------------------------------------------------------

3.   SEC Use Only...............................................................
--------------------------------------------------------------------------------

4.   Citizenship or Place of Organization...............................Delaware
--------------------------------------------------------------------------------
                       5.   Sole Voting Power.........................See Item 5
Number of Shares       ---------------------------------------------------------
Beneficially           6.   Shared Voting Power.......................See Item 5
Owned by Each          ---------------------------------------------------------
Reporting Person       7.   Sole Dispositive Power....................See Item 5
With:                  ---------------------------------------------------------
                       8.   Shared Dispositive Power..................See Item 5
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9.   Aggregate Amount Beneficially Owned by Each Reporting Person.....See Item 5
--------------------------------------------------------------------------------

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions).........................................................
--------------------------------------------------------------------------------

11.  Percent of Class Represented by Amount in Row (9)................See Item 5
--------------------------------------------------------------------------------

12.  Type of Reporting Person (See Instructions)..............................PN
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.................................................................................

.................................................................................

.................................................................................

.................................................................................

.................................................................................
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                                Page 4 of 9 pages

CUSIP No. 095698 50 2


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1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).
     Andrew W. Verhalen

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)........................................................................

     (b)  ......................................................................
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3.   SEC Use Only...............................................................
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4.   Citizenship or Place of Organization..........................United States
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                       5.   Sole Voting Power.........................See Item 5
Number of Shares       ---------------------------------------------------------
Beneficially           6.   Shared Voting Power.......................See Item 5
Owned by Each          ---------------------------------------------------------
Reporting Person       7.   Sole Dispositive Power....................See Item 5
With:                  ---------------------------------------------------------
                       8.   Shared Dispositive Power..................See Item 5
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9.   Aggregate Amount Beneficially Owned by Each Reporting Person.....See Item 5
--------------------------------------------------------------------------------

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions).........................................................
--------------------------------------------------------------------------------

11.  Percent of Class Represented by Amount in Row (9)................See Item 5
--------------------------------------------------------------------------------

12.  Type of Reporting Person (See Instructions)..............................IN
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.................................................................................

.................................................................................

.................................................................................

.................................................................................

.................................................................................
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                                Page 5 of 9 pages

CUSIP No. 095698 50 2


Item 1(a)         Name of Issuer:

                  Blue Martini Software, Inc.

Item 1(b)         Address of Issuer's Principal Executive Offices:

                  2600 Campus Drive, Suite 175
                  San Mateo, CA 94403

Item 2(a)         Name of Persons Filing:

                  Matrix Partners V, L.P. ("Matrix V"); Matrix V Entrepreneurs Fund, L.P. ("Entrepreneurs", and together with Matrix V, the "Partnerships"); Matrix V Management Co., L.L.C. ("Management"), the general partner of each of the Partnerships; and Andrew W. Verhalen ("Verhalen"), the managing member who has sole voting and dispositive authority with respect to shares of Blue Martini Software, Inc. held of record by the Partnerships.

Item 2(b)         Address of Principal Business Office or, if none, Residence:

                  The address of the reporting persons is:

                  1000 Winter Street Suite 4500
                  Waltham, MA 02451

Item 2(c)         Citizenship:

                  Matrix V is a limited partnership organized under the laws of the State of Delaware. Entrepreneurs is a limited partnership organized under the laws of the State of Delaware. Management is a limited liability company organized under the laws of the State of Delaware. Mr. Verhalen is a citizen of the United States.

Item 2(d)         Title of Class of Securities:

                  Common Stock, par value $.001 per share (the "Common Stock").

Item 2(e)         CUSIP Number:

                  095698 50 2

Item 3            Description of Person Filing:

                  Not applicable.

Item 4            Ownership:

                  (a)      Amount Beneficially Owned:

                           See Item 5

                  (b)      Percent of Class:

                           Matrix V:                See Item 5
                           Entrepreneurs:           See Item 5


                                Page 6 of 9 pages
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CUSIP No. 095698 50 2


                           Management:              See Item 5
                           Mr. Verhalen:            See Item 5

                  (c)      Number of Shares as to which the person has:

                           (i) sole voting power; (ii) shared voting power;
                           (iii) sole dispositive power; (iv) shared dispositive power:

                           See Item 5

Item 5            Ownership of Five Percent or Less of a Class:

                  If this statement is being filed to report the fact that as of the date hereto the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X]

Item 6            Ownership of More than Five Percent on Behalf of Another
                  Person:

                  Not applicable.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding
                  Company:

                  Not applicable.

Item 8            Identification and Classification of Members of the Group:

                  Not applicable.

Item 9            Notice of Dissolution of Group:

                  Not applicable.

Item 10           Certification:

                  Not applicable.


                                Page 7 of 9 pages
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CUSIP No. 095698 50 2


                                    SIGNATURE

      After reasonable inquiry and to the best of the knowledge and belief of each of the undersigned, each of the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

DATED: February 5, 2004.


                                      MATRIX PARTNERS V, L.P.



                                      By:  Matrix V Management Co., L.L.C
                                           General Partner



                                           By: /s/ Andrew W. Verhalen
                                               ----------------------------
                                               Andrew W. Verhalen
                                               Managing Member



                                      MATRIX V ENTREPRENEURS FUND, L.P.


                                      By:  Matrix V Management Co., L.L.C.
                                           General Partner



                                           By: /s/ Andrew W. Verhalen
                                               ----------------------------
                                               Andrew W. Verhalen
                                               Managing Member



                                      MATRIX V MANAGEMENT CO., L.L.C



                                           By: /s/ Andrew W. Verhalen
                                               ----------------------------
                                               Andrew W. Verhalen
                                               Managing Member


                                               /s/ Andrew W. Verhalen
                                               ----------------------------
                                               Andrew W. Verhalen


                                Page 8 of 9 pages
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CUSIP No. 095698 50 2


                                                                       Exhibit I

                                    AGREEMENT

      Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of the shares of Common Stock of Blue Martini Software, Inc.

      EXECUTED as a sealed instrument this 5th day of February, 2004.

                                   MATRIX PARTNERS V, L.P.

                                   By:  Matrix V Management Co., L.L.C.
                                        General Partner



                                        By: /s/ Andrew W. Verhalen
                                            ------------------------------
                                            Andrew W. Verhalen
                                            Managing Member



                                   MATRIX V ENTREPRENEURS FUND, L.P.

                                   By:  Matrix V Management Co., L.L.C.
                                        General Partner



                                        By: /s/ Andrew W. Verhalen
                                            ------------------------------
                                            Andrew W. Verhalen
                                            Managing Member



                                   MATRIX V MANAGEMENT CO., L.L.C.



                                        By: /s/ Andrew W. Verhalen
                                            ------------------------------
                                            Andrew W. Verhalen
                                            Managing Member



                                            /s/ Andrew W. Verhalen
                                            ------------------------------
                                            Andrew W. Verhalen


                               Page 9 of 9 pages